                                    EXHIBIT 4

                                 PROMISSORY NOTE

$455,000.00                                                      March 25, 2003


         For value received, the undersigned ("Maker") hereby promises to pay to the order of BROADVIEW MEDIA, INC., a Minnesota corporation (the "Company"), the sum of Four Hundred Fifty-five Thousand Dollars ($455,000.00) on or before April 15, 2003.

         The Note is delivered as payment of the Purchase Price due under that separate Securities Purchase Agreement by and between the Company and Maker, as one of the Buyers named therein. Terms no otherwise described herein shall have the same meaning as set forth in such agreement. Maker agrees that the company may withhold delivery of the Certificates until full payment has been made of all amounts due hereunder.




                                     Maker:  TERRY L. MYHRE



                                     /s/ TERRY L. MYHRE
                                     -----------------------------------
                                     TERRY L. MYHRE





                                                      Paid in Full 4/15/03
                                                      /s/  Kenneth Ritterspach